SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Western Water Company

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WESTERN WATER COMPANY

102 Washington Street
Point Richmond, California 94801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 5, 2001

       Notice is hereby given that the Annual Meeting of Stockholders of Western Water Company, a Delaware corporation (the “Company”), will be held at the Hotel Mac, 50 Washington Street, Point Richmond, California on Wednesday, September 5, 2001, at 9:00 a.m., for the following purposes:

(1) To elect one member of the Company’s Board of Directors for the three-year term expiring at the annual meeting of stockholders to be held in 2004 or until the director’s successor has been duly elected and qualified;

(2) To ratify the appointment of KPMG LLP as the independent accountants of the Company for the fiscal year ending March 31, 2002; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Your attention is directed to the accompanying proxy statement. Only stockholders of record at the close of business on July 31, 2001 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

      Please sign, date and complete the enclosed proxy and return it promptly in the accompanying pre-addressed envelope, whether or not you expect to attend the Annual Meeting, to ensure that your shares will be represented. A majority of the outstanding shares of voting stock must be represented (in person or by proxy) at the Annual Meeting in order that business may be transacted. Therefore, your promptness in returning the enclosed proxy will help to ensure that the Company will not have to bear the expense of undertaking a second solicitation. A stockholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the Annual Meeting by following the procedures set forth in the attached proxy.

By Order of the Board of Directors

JAMES E. SHERMAN
Secretary

Point Richmond, California

August 3, 2001

PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, IN ORDER TO ENSURE THAT YOUR VOTES ARE COUNTED.

WESTERN WATER COMPANY

102 Washington Street
Point Richmond, California 94801

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

September 5, 2001

INTRODUCTION

Persons Making the Solicitation

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Western Water Company (the “Company”) of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 5, 2001, and at any adjournment or postponement thereof. This proxy statement is first being mailed to stockholders on or about August 3, 2001. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

      A form of proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted “FOR” (i) the election of management’s nominee for the Board of Directors, and (ii) and the ratification of the appointment of KPMG LLP as the independent accountants of the Company for the fiscal year ending March 31, 2002. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with the recommendation of management of the Company.

      The cost of solicitation of proxies, including the cost of preparation and mailing of the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy, will be borne by the Company. It is anticipated that brokerage houses, fiduciaries, nominees, and others will be reimbursed for their out-of-pocket expenses in forwarding proxy material to beneficial owners of stock held in their names. Directors, officers, or employees of the Company may solicit proxies by telephone or in person without additional compensation.

Revocability of Proxy

      Any proxy given by a stockholder of the Company may be revoked at any time before it is voted at the Annual Meeting by a written notice to the Secretary of the Company, or upon request if the stockholder is present at the meeting. Each valid proxy returned that is not revoked, unless indicated otherwise on the proxy card, will be voted in the election of directors for the nominee as described herein.

Voting Securities

      Holders of record of the Company’s Common Stock, $.001 par value (the “Common Stock”), the Company’s Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock”), and the Company’s Series F Convertible Redeemable Preferred Stock (“Series F Preferred Stock”) at the close of business on July 31, 2001 are entitled to notice of and to vote, as one class, at the meeting or any adjournment thereof. The outstanding voting securities of the Company on July 31, 2001 consisted of 8,069,012 shares of Common Stock, 7,708 shares of Series C Preferred Stock and 2,000 shares of Series F Preferred Stock. Holders of Common Stock are entitled to cast one vote per share on each matter presented for consideration and action by the stockholders. Holders of Series C Preferred Stock and Series F Preferred Stock are entitled to cast the number of votes per share of Series C Preferred Stock and Series F Preferred Stock on each matter presented for consideration and action by the stockholders as if the Series C Preferred Stock and Series F

Preferred Stock had been converted into Common Stock as of July 31, 2001. All of the outstanding shares of Series C Preferred Stock and Series F Preferred Stock as of July 31, 2001 were convertible into an aggregate of 463,779 and 367,857 shares of Common Stock, respectively. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting.

      Abstentions may be specified as to all proposals to be brought before the Annual Meeting other than the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as un-voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The approval of the appointment of the independent accountants will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and, therefore, will have no effect on the outcome of the vote.

      The Director to be elected at the Annual Meeting will be elected by a plurality of the votes cast. Only votes cast for the nominee will be counted, except that each properly executed un-revoked proxy will be voted for management’s nominee for the Board of Directors in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for management’s nominee will result in the nominee receiving fewer votes.

ELECTION OF DIRECTORS

      The authorized number of Directors of the Company is currently fixed at six and is divided into three classes, each having two members. The Directors in each class are elected for three-year terms, so that the term of office of one class of Directors expires at each annual meeting. As of August 3, 2001, there were two vacancies on the Board of Directors.

      For election as a Director at the Annual Meeting, the Board of Directors has approved the nomination of Robert A. Baker to serve a three-year term expiring in 2004.

      If Mr. Baker becomes unavailable for election, the accompanying proxy will be voted for the election of such persons, if any, as shall be recommended by the Board of Directors, or will be voted in favor of holding a vacancy to be filled at a later date by the Directors.

      The following chart sets forth biographical information concerning (i) Mr. Baker, the nominee for election as Director, and (ii) the other Directors who will continue in office after the meeting.

NOMINEE FOR ELECTION TO TERM EXPIRING IN 2004

		Current Positions with	Principal Occupation for the Past Five Years and
Name	Age	Company	Certain Other Directorships

Robert A. Baker	62	Director since July, 2000	From 1974 to present, President & CEO of RAB Associates, a financial consulting firm; from June 1999 to present, Director of Junior Achievement, a non-profit organization; from January 1998 to January 2001, Director of Mosaic Capital LLC, an investment banking firm; from 1970 to 1974, President & CEO of American Management Company. His current public company directorships include Northern Life Insurance Company, Bankers National Life Insurance Company, Alpen, Inc. and American Investment Company.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

		Current Positions with	Principal Occupation for the Past Five Years and
Name	Age	Company	Certain Other Directorships

Incumbent Directors Whose Term of Office Will Expire in 2002

David A. Abel	53	Director since November, 1998	Currently President and Chief Executive Officer of ABL, Incorporated, a consulting and publishing firm; Immediate past Chairman of the Los Angeles County Economy & Efficiency Commission; Executive Committee member of the Los Angeles Economic Development Corporation; Director of the Metro Forum Project, a foundation supported effort to engage citizen leaders in an exploration of the physical constraints on local government; and Corporate Director of SuperShuttle International, Inc. a shared-ride ground transportation company.

		Current Positions with	Principal Occupation for the Past Five Years and
Name	Age	Company	Certain Other Directorships

Ronald I. Simon	61	Director since September, 1999	Financial consultant since April 2000. Acting Chairman, CEO and CFO of Softnet Systems, Inc., February 2001 to June 2001; Executive Vice President of the Company from April 1999 to April 2000; Chief Financial Officer and Secretary of the Company from May 1997 to April 2000; 1993 to 1997, Chairman of the Board of Sonant Corporation, an interactive voice response equipment company; 1995 to 1999, Director of Citadel Holdings Corporation, a real estate investment company; 1995 to present, Director of SoftNet Systems, Inc., an internet service provider; 1995 to present, Director of Westcorp Investments, a wholly-owned subsidiary of Westcorp Inc., the holding company for Western Financial Bank; May 1999 to present, Director of Collateral Therapeutics, Inc., a developer of non-surgical gene therapy products to treat cardiovascular disease; 1986 to 1990, Managing Director and Chief Financial Officer of Henley Group, Inc.

Incumbent Director Whose Term of Office Will Expire in 2003

Michael Patrick George	51	Director, President, Chief Executive Officer, Chairman of the Board of Directors	Chairman of the Board of Directors of the Company since September 1999; President and Chief Executive Officer of the Company since April 1998; Managing Director of J.P. Morgan, an investment banking firm, from 1992 to 1998; Officer of The First Boston Corporation, an investment banking firm, from 1984 to 1992; Officer of Lehman Brothers Kuhn Loeb, an investment banking firm, from 1978 to 1984; attorney at O’Connor & Hannan, a law firm, from 1975 to 1978.

Committees and Meetings of the Board of Directors

      During the fiscal year ended March 31, 2001, the Board of Directors held nine meetings. All directors attended at least 75% of the meetings during the year. Juan Ras, a director elected to the Board of Directors in October 1998, resigned as a director and as a member of several committees of the Board of Directors effective July 25, 2000.

      The Company’s Audit Committee reviews the independence, professional services, fees, plans and results of the independent auditors’ engagement, and recommends the engagement, retention or discharge of the independent auditors to the Board of Directors. All members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee held one meeting during the fiscal year ended March 31, 2001, and two meetings after the end of the fiscal year, attended by Mr. Abel and Mr. Baker. The Audit Committee has adopted a written Audit Committee Charter that is attached to this Proxy Statement as Appendix A.

      During the fiscal year ended March 31, 2001, the Company’s Compensation Committee held one meeting attended by Mr. Abel and Mr. Baker. The Compensation Committee establishes the compensation of executive officers and administers the Company’s stock option plans.

      The Company’s Nomination Committee consisted of Messrs. Baker and George. It met informally two times during the year.

      Other than the Audit Committee, Compensation Committee and the Nomination Committee, the Company has no committees of its Board of Directors.

EXECUTIVE OFFICERS

      The following chart sets forth information as of August 3, 2001 concerning the executive officers of the Company.

Name	Age	Office

Michael P. George	51	Chairman of the Board, President, Chief Executive Officer

James E. Sherman	44	Executive Vice President, Chief Operating Officer and Secretary

William T. Gochnauer	54	Senior Vice President and Chief Financial Officer

      For biographical information regarding Mr. George, see the biography under the heading “Incumbent Director Whose Term Will Expire in 2003” above.

      James E. Sherman joined the Company in February 2000, after having served the Company as a consultant since September 1999. Prior to joining the Company, from 1997 to 1999, Mr. Sherman was Chief Financial Officer of a private engineering firm which specialized in public infrastructure development. Mr. Sherman had previously served as a corporate finance officer for First Interstate Bank and for Continental Illinois National Bank and Trust Company of Chicago. He is a graduate of the University of California at Berkeley.

      William T. Gochnauer joined the Company in June 2000 as Corporate Controller. In September 2000, he was appointed to the posts of Senior Vice President, Treasurer and Chief Financial Officer. Prior to joining the Company, Mr. Gochnauer was a Vice President for Corporate Development for a subsidiary of Century Business Services, Inc., a public financial services company. Previously, he served as Chief Financial Officer of the Devon Group of Companies, a real estate development company. He has held Chief Financial Officer or Corporate Controllership positions at several public and private companies. Mr. Gochnauer began his career at the international accounting firm now known as KPMG LLP. Mr. Gochnauer is a graduate of Armstrong College, and is a California Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, Series C Preferred Stock and Series F Preferred Stock as of July 31, 2001 by (i) each person who is known by the Company to own more than 5% of the outstanding Common Stock, Series C Preferred Stock or Series F Preferred Stock; (ii) each of the Company’s directors (including the director nominee); (iii) each of the executive officers named in the compensation tables included below in this Proxy Statement; and (iv) all current officers and directors (including the director nominee) of the Company as a group.

				Series C		Series F
	Common Stock			Preferred Stock		Preferred Stock
								% Votes Of All
Name and Address of	Number		Percent	Number	Percent	Number	Percent	Classes of Capital
Beneficial Owner(1)	of Shares		of Class	of Shares	of Class	of Shares	of Class	Stock(2)

Michael P. George	218,180	(3)	2.6%	0	0%	0	0%	2.3%

Ronald I. Simon	160,000	(3)	1.9%	0	0%	0	0%	1.7%

David A. Abel	28,631	(3)	*	0	0%	0	0%	*

Robert A. Baker	6,667	(3)	*	0	0%	0	0%	*

James E. Sherman	66,667	(3)	*	0	0%	0	0%	*

William T. Gochnauer	20,000	(3)	*	0	0%	0	0%	*

T. Rowe Price Associates, Inc.	1,040,524	(4)(5)	12.9%	4,516	58.6%	0	0%	12.5%
100 East Pratt Street Baltimore, MD 21202

T. Rowe Price New Era Fund Inc.	135,912	(5)	1.7%	2,258	29.3%	0	0%	1.5%
100 East Pratt Street Baltimore, MD 21202

T. Rowe Price Small-Cap Value Fund, Inc.	800,412	(4)(5)	9.9%	2,258	29.3%	0	0%	9.3%
100 East Pratt Street Baltimore, MD 21202
Wisconsin Alumni Research

Foundation	67,928	(5)	*	1,129	14.6%	0	0%	*
B-107, 3801 Kennett Pike P.O. Box 4172 Wilmington, DE 19807

Ashford Capital Management, Inc.	124,007	(5)	1.5%	2,061(6)	26.7%	0	0%	1.3%
as investment advisor for certain investment accounts B-107, 3801 Kennett Pike P.O. Box 4172 Wilmington, DE 19807

Interagua, Servicios Integrales del Agua, S.A. and Sociedad General de Aguas de Barcelona, S.A.	532,143	(7)	6.3%	0	0%	2,000	100%	5.1%
Paseo de San Juan, 39 Barcelona, Spain 08009

All directors and executive	500,145	(8)	5.8%	0	0%	0	0%	4.7%
officers as a group (6 persons)

*	Less than 1%.

(1)	Except as otherwise indicated, the address of each stockholder is c/o the Company at 102 Washington Street, Point Richmond, California 94801.

(2)	Based on 8,069,012 votes entitled to be cast by the holders of the outstanding Common Stock, 463,779 votes entitled to be cast by the holders of the 7,708 shares of outstanding Series C Preferred Stock, and 357,143 votes entitled to be cast by the holder of the 2,000 shares of outstanding Series F Preferred Stock.

(3)	Consists of shares issuable under currently exercisable Common Stock purchase options and options which will become exercisable within 60 days hereof.

(4)	Based on information contained in a statement on Schedule 13G/ A filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 14, 2001. Represents 768,700 shares of Common Stock beneficially owned by T. Rowe Price Associates, Inc., and 271,824 shares of Common Stock issuable upon the conversion of the 4,516 shares of Series C Preferred Stock beneficially owned by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. is the investment advisor of various registered investment companies and investment advisory clients, including (a) T. Rowe Price Small-Cap Value Fund, Inc. representing 664,500 shares of Common Stock beneficially owned by T. Rowe Price Small-Cap Value Fund, Inc. and 135,912 and shares of Common Stock issuable upon the conversion of 2,258 shares of Series C Preferred Stock beneficially owned by T. Rowe Price Small-Cap Value Fund Inc., and (b) T. Rowe Price New Era Fund Inc., representing 135,912 and shares of Common Stock issuable upon the conversion of 2,258 shares of Series C Preferred Stock beneficially owned by T. Rowe Price New Era Fund Inc. T. Rowe Price Associates, Inc. disclaims beneficial ownership of the shares described under (a) and (b), above.

(5)	Represents shares of Common Stock issuable upon the conversion of the shares of Series C Preferred Stock owned by such beneficial owners.

(6)	Reflects shares held of record and beneficially owned by separate investment accounts on behalf of 10 different investors for which Ashford Capital Management, Inc. acts as investment advisor and has the sole power to vote and dispose of such securities as attorney-in-fact with respect to such accounts .

(7)	Includes 367,857 shares of Common Stock issuable upon the conversion of the shares of Series F Preferred Stock owned by such beneficial owner.

(8)	Includes 466,667 shares of Common Stock issuable upon exercise of currently exercisable options and options which will become exercisable within 60 days hereof.

EXECUTIVE COMPENSATION

      Summary Compensation Table. The following tables set forth certain information concerning the annual and long-term compensation for services rendered to the Company in all capacities for the fiscal years ended March 31, 2001, 2000, and 1999 of (i) all persons who served as the Chief Executive Officer of the Company during the fiscal year ended March 31, 2001 and (ii) each of the other executive officers of the Company whose total annual salary and bonus during the fiscal year ended March 31, 2001 exceeded $100,000. (The Chief Executive Officer and the other named officers are collectively referred to as the “Named Executives.”)

					Long-Term
	Annual Compensation				Compensation Awards

					Number Stock
Name and Principal Position	Year	Salary		Bonus	Option Shares Granted

Michael Patrick George	2001	$350,002		$225,000	600,000
Chairman, President, and	2000	$250,000			35,000 (4)
Chief Executive Officer	1999	$233,986	(1)		650,000 (4)

James E. Sherman	2001	$210,000		$29,509	200,000
Executive Vice President, Chief	2000	$35,793	(2)
Operating Officer and Secretary

William T. Gochnauer	2001	$114,792	(3)	$9,308	60,000
Senior Vice President, Treasurer and Chief Financial Officer

(1)	Mr. George joined the Company in April 1998. Mr. George’s 1999 salary listed in the table reflects the amount received during that partial year.

(2)	Mr. Sherman joined the Company as a consultant in November 1999 and as an employee in February 2000. The amount listed for the year 2000 is the salary paid to Mr. Sherman during that partial fiscal year.

(3)	Mr. Gochnauer joined the Company in June 2000. The amount listed is the salary paid to Mr. Gochnauer during that partial fiscal year.

(4)	In June 2000, Mr. George voluntarily surrendered to the Company the 685,000 options granted to him in prior years, which options have been cancelled.

     Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values. The following table sets forth information regarding stock options that were exercised by the Named Executives during the last fiscal year and the number and value of unexercised options owned at March 31, 2001 by the Named Executives.

			Number of		Value of
			Unexercised Options		Unexercised Options
	Shares		at March 31, 2001		At March 31, 2001(1)
	Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Patrick George	–0–	$–0–	–0–	600,000	$–0–	$–0–

James E. Sherman	–0–	$–0–	–0–	200,000	$–0–	$–0–

William T. Gochnauer	–0–	$–0–	–0–	60,000	$–0–	$–0–

(1)	The value of unexercised options represents the excess, if any, of the market value of the Common Stock on March 31, 2001 over the exercise price of the options.

     Ten-Year Option Repricings. The following table contains information concerning repricings of options held by any executive officer.

						Length of Original
		Number of				Option Term
		Options	Market Price of	Exercise Price		Remaining at
		Repriced	stock at Time	at Time of	New	Date
		or	of Repricing or	Repricing or	Exercise	of Repricing or
Name	Date	Amended	Amendment	Amendment	Price	Amendment

Michael Patrick George	Sept. 12, 2000	150,000	$0.375	$10.875	$0.39	7 yrs., 7 mos.

Michael Patrick George	Sept. 12, 2000	250,000	$0.375	$15.40	$0.39	7 yrs., 7 mos.

Michael Patrick George	Sept. 12, 2000	250,000	$0.375	$21.00	$0.39	7 yrs., 7 mos.

Michael Patrick George	Sept. 12, 2000	35,000	$0.375	$4.00	$0.39	8 yrs., 7 mos.

      Deemed Repricing. On June 5, 2000, Mr. George surrendered all of the 685,000 options to purchase shares of Common Stock that he received in April 1998 and April 1999 to the Company for cancellation. On September 12, 2000, the Board of Directors of the Company granted Mr. George options to purchase 600,000 shares of Common Stock at an exercise price equal to $0.39 per share, subject to ratification by the stockholders, which ratification was received at the annual meeting of stockholders held on September 12, 2000. Due to the time period between the cancellation of his previously granted options and the grant of the new options being less than six months, the new options are deemed to have been repriced.

      Director Compensation. Effective April 1, 2000, Directors who are not employees of the Company receive a fee of $10,000 per year for service on the Board of Directors and an additional fee of $10,000 per year for service as the chairman of any committee of the Board of Directors. In addition, all directors receive $1,000 for each Board meeting they attend, and all directors are reimbursed for out-of-pocket expenses incurred by them in connection with attending Board meetings. Each non-employee director is automatically granted an option on the first business day of each fiscal year to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price for the Common Stock as reported on the date of grant of such option. Such options are exercisable as to one-third on the first, second and third anniversary of grant.

      Employment Agreements. None of Named Executives currently is a party to any written or oral employment agreement with the Company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      No members of the Compensation Committee are, or since April 1, 2000 have been, officers of the Company, nor have such members had any material business relationship with the Company. However, Mr. Ras, one of the members of the Compensation Committee during the last fiscal year, is the Director General of Agbar. In October 1998, the Company entered into a Strategic Relationship Agreement (“SRA”) with Agbar, pursuant to which one of Agbar’s subsidiaries appointed Mr. Ras to the Company’s Board of Directors. In July 2000, Mr. Ras resigned from the Company’s Board of Directors and from the Compensation Committee. The SRA was cancelled in March 2001.

Stock Option Plans

      1993 Stock Option Plan. The 1993 Stock Option Plan (the “1993 Plan”) authorizes the granting of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options to officers, non-employee directors, employees, consultants and others performing services for the Company to purchase in the aggregate 800,000 shares of the Company’s Common Stock. The 1993 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee designates the optionees, number of options, exercise prices, dates of grant, exercise period and other terms and conditions.

      The purchase price to be paid upon exercise of each incentive stock option granted pursuant to the 1993 Plan shall be no less than the fair market value of the Common Stock on the date the option is granted, or 110% of such fair market value in the case of any optionee holding in excess of 10% of the combined voting power of all classes of the Company’s capital stock (or the stock of a parent or subsidiary of the Company) as of the date of grant. Fair market value is equal to the closing price of the Company’s Common Stock. The purchase price and method of exercise of each nonqualified option granted to officers and other key employees shall be determined by the Compensation Committee. The purchase price is payable in full by cash, check, surrender of Common Stock of the Company having a market value equal to the option price of the shares to be purchased, or so-called cashless exercises as permitted by law, or any combination of cash, check, shares and cashless exercises. The Compensation Committee in its sole discretion may extend credit to pay the purchase price of the shares of Common Stock acquired upon exercise of an option, such credit to be evidenced by optionee’s interest-bearing promissory note and secured by the Common Stock issued on exercise of the option. The Compensation Committee has complete discretion to establish the amount and terms of any credit extended. The Compensation Committee also has complete discretion to determine the interest rate to be charged on such credit. No such credit is currently extended by the Company.

      Options granted under the 1993 Plan become exercisable and shall expire on such dates as determined by the Compensation Committee, provided, however, that no term may exceed ten years from the date of grant, or five years from the date of grant in the case of any optionee holding more than 10 percent of the combined voting power of all classes of the Company’s capital stock (or the stock of a parent or subsidiary of the Company) as of the date of grant. After options become exercisable they may be exercised at any time or from time to time as to any part thereof. The Compensation Committee may, at any time after grant of the option and from time to time increase the number of shares purchasable in any installment, subject to certain limitations.

      Options granted under the 1993 Plan expire on such date as the Compensation Committee has determined. Options are not transferable except by will or by the laws of descent and distribution; during the life of the person to whom the option is granted, that person alone may exercise them. All rights to exercise options terminate three months from the date a grantee ceases to be an employee of the Company or any subsidiary for any reason other than death or disability.

      If a grantee dies while in the employ of the Company, his or her option may be exercised at any time within 12 months following the grantee’s death by his or her estate or by the person or persons to whom the grantee’s rights under the option passed by will or operation of law, but only to the extent such option was exercisable by the grantee at the time of his or her death. Except for certain stated provisions covering termination, disability or death, no option may be exercised after the expiration of its original term.

      1997 Stock Option Plan. The 1997 Stock Option Plan currently provides for the grant of 1,400,000 options to officers, directors, other key employees and consultants of the Company. The 1997 Stock Option Plan is administered by the Board of Directors or a committee of the Board, and is currently administered by the Compensation Committee of the Board of Directors, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1997 Stock Option Plan. If necessary in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Code, the committee shall, in the Board’s discretion, be comprised solely of “non-employee directors” within the meaning of said Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code. Options granted under the 1997 Stock Option Plan may be “incentive stock options” as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

      The exercise price of incentive stock options may not be less than the fair market value of the Company’s Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of Common Stock that may be acquired in any one calendar year pursuant to incentive stock options under the 1997 Stock Option Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1997 Stock Option Plan at an exercise price less than the fair market value of the Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of Common Stock that may be acquired pursuant to such options in any one year.

      In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate up to one year following termination of employment.

      Options may not be exercised more than ten years after the grant date (five years after the grant date if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Except with the express approval of the administrator with respect to nonqualified options, options granted under the 1997 Stock Option Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1997 Stock Option Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as stock splits, stock dividends, recapitalizations or reclassifications. The 1997 Stock Option Plan is effective for ten years, unless sooner terminated or suspended. The 1997 Stock Option Plan provides that options covering no more than 650,000 shares of Common Stock may be granted to any one employee in any twelve-month period.

Certain Federal Income Tax Consequences

      If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee under beneficial capital gains tax rates. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be capital gain or loss. Under recently enacted capital gains legislation, the maximum federal tax rate applicable to such stock held for more than 12 months but less than 18 months is 28% and the maximum federal tax rate applicable to such stock held for at least 18 months is 20%.

      All other options granted under the 1997 Stock Option Plan are nonqualified stock options and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified stock option. However, upon exercise of the nonqualified stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for beneficial capital gains rates depending on the length of the holding period.

      Subject to the limits on deductibility of employee remuneration under Section 162(m) of the Code, the Company will generally be entitled to a tax deduction in the amount that an optionee recognizes as ordinary income with respect to an option. Options granted to executive officers under the 1997 Stock Option Plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, and the Company will generally be entitled to a tax deduction in the amount recognized by such officers upon exercise of the options. No tax authority or court has ruled on the applicability of Section 162(m) to the 1997 Stock Option Plan and any final determination of the deductibility of amounts realized upon exercise of an option granted under the 1997 Stock Option Plan could ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. The Company retains the right to grant options under the 1997 Stock Option Plan in accordance with the terms of the 1997 Stock Option Plan regardless of any final determination as to the applicability of Section 162(m) of the Code to these grants.

      The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee’s death.

Compensation of Executive Officers

      Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following Compensation Committee and Audit Committee reports and the Performance Graph on page 13 shall not be incorporated by reference into any such filings.

Report of Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors, which is composed entirely of directors who have never been employees of the Company, is responsible for setting and administering the policies and programs that govern both annual and long-term compensation. During the fiscal year ended March 31, 2001, the Company’s Compensation Committee was comprised of Messrs. David A. Abel and Juan Ras until Mr. Ras’s resignation in July 2000. Mr. Ras was replaced on the Compensation Committee by Mr. Baker.

      The Compensation Committee establishes and periodically reviews and revises the compensation of the Chief Executive Officer and the management employees who report to the Chief Executive Officer. The Company’s compensation program consists of two elements: (1) an annual cash salary component, i.e., base salary and cash bonuses when warranted, and (2) a long-term component, i.e., stock options. The amount of salary and bonus, if any, is established by the Compensation Committee for each position based on the executive’s job description and a general assessment of the executive’s performance, experience and potential. The long-term component of the compensation program consists of the annual grant of stock options, which the Compensation Committee believes provides the executive with the incentive to implement the Company’s annual objectives and strategy and aligns his interest with that of the stockholders. Stock options gain value to the extent the price of the Company’s Common Stock increases above the option exercise price, thereby creating a similar objective for both management and the stockholders.

      Compensation of Chief Executive Officer. In April 1998, the Company entered into a two-year employment agreement with Michael Patrick George, the Company’s Chief Executive Officer, pursuant to which the Company agreed to pay Mr. George an annual salary of $250,000. During the fiscal year ended March 31, 2000, the Company paid Mr. George only the cash compensation specified in his employment agreement. Mr. George was not paid any cash bonus. Upon the expiration of the aforementioned employment agreement in March 2000, Mr. George’s salary for Fiscal 2001 was increased to $350,000 per year in consideration of his becoming an “at-will” employee. He also became entitled to receive certain quarterly cash bonuses approved by the Compensation Committee of the Board of Directors which related to the successful execution of the Company’s plan to divest certain non-strategic assets. During Fiscal 2001, Mr. George received such bonuses totaling $225,000.

      In connection with entering into his prior employment agreement in 1998, Mr. George was granted an option to purchase 150,000 shares of Common Stock at a price of $10.875 per share, an option to purchase an additional 250,000 shares at a price of $15.40 per share, and an option to purchase an additional 250,000 shares at a price of $21.00 per share. During April 1999, Mr. George was granted an additional option to purchase 35,000 shares at a price of $4.00 per share. On June 5, 2000, Mr. George surrendered all of the 685,000 options to purchase shares of Common Stock that he received in April 1998 and April 1999 to the Company for cancellation. In order to provide Mr. George with longer-term incentives, on September 12, 2000, the Board of Directors of the Company granted Mr. George options to purchase 600,000 shares of Common Stock at an exercise price equal to $0.39 per share, subject to ratification by the shareholders, which ratification was received at the annual meeting of stockholders held on September 12, 2000.

      Compliance With Internal Revenue Code Section 162(m). Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

      The compensation to be paid to the Company’s executive officers for the March 31, 2001 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company’s executive officers for fiscal 2002 will exceed that limit. The Company’s 1997 Stock Option Plan is structured so that any compensation income realized by an executive officer as a result of the exercise of an outstanding option or the sale of option shares under the 1997 Stock Option Plan will qualify as “performance-based” compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests.

      Option Repricing. As disclosed in the Proxy Statement mailed to all stockholders in August 2000 in connection with the September 12, 2000 annual meeting of stockholders, Michael Patrick George voluntarily surrendered options to purchase a total of 685,000 shares of Common Stock upon the expiration of his employment agreement with the Company. Most of these options had been granted to Mr. George in connection with the execution of a two-year employment agreement in April 1998. The exercise price of the surrendered options ranged from $10.875 per share to $21.00 per share. In addition to the options surrendered by Mr. George, seven other officers and employees surrendered their options to the Company for cancellation. A total of 838,500 options were surrendered and canceled by Mr. George and all other officers and employees.

      In order to provide Mr. George and certain of the other officers and directors of the Company with equity incentives, the Board of Directors thereafter granted Mr. George and nine other officers, directors and employees a total of 1,041,000 new options to purchase Common Stock. The exercise price of these options was $0.39 per share. The grant of the 1,041,000 new options was conditioned upon the approval of such grants by the stockholders and, accordingly, was submitted to the stockholders for their consideration at the September 12, 2000 annual meeting. The stockholders approved the grants at the meeting, and the grants are, therefore, currently in effect. At the time of the option grants, the Company was undergoing severe financial difficulties, was effecting a restructuring, was considering selling the Company, and had difficulty retaining some of its officers. The options were granted to help build morale and to provide an incentive for the remaining officers and employees.

      No member of the past Compensation Committee is, or during Fiscal 2001 was, a former officer or employee of the Company or of its subsidiary.

      Compensation Committee during the year ended March 31, 2001: David A. Abel and Juan Ras until July 25, 2000. David A. Abel and Robert A. Baker since July 25, 2000.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 with management, including a discussion of the effects on the financial statements of the Company’s on-going restructuring activities, including the fair value of the Series F Preferred Stock, the carrying value of certain water assets, the revision of the Company’s revenue recognition policy, and the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the accounting principles applied by the Company and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee also discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence.

      The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held one meeting during the fiscal year ended March 31, 2001 and two meetings after the end of the fiscal year.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent auditors for the year ending March 31, 2002.

      Audit Committee: David A. Abel and Robert A. Baker

Audit And Related Fees

      Audit Fees. The fees billed by KPMG LLP for professional services for the audit of the Company’s annual consolidated financial statements for the fiscal year and March 31, 2001 and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the March 31, 2001 fiscal year were $80,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG LLP to the Company for financial information systems design and implementation for the 2000 fiscal year.

      All Other Fees. Other audit-related fees for the 2001 fiscal year were an additional $39,000 and included, among other things, fees for research on accounting treatment for specific transactions. Fees billed to the Company for non-audit-related services rendered by KPMG LLP for the past fiscal year, primarily fees for tax compliance and tax consulting services, were $17,250. All other fees in the aggregate, including audit-related fees, totaled $56,250.

      The Audit Committee has determined that the provision of services by KPMG LLP for all other fees is compatible with maintaining independence.

COMPARATIVE STOCK PERFORMANCE

      The chart below sets forth a line graph comparing the performance of the Company’s Common Stock against the Total Return Index for the Nasdaq Stock Market (US) (“Nasdaq Broad Market Index”) and the Nasdaq Non-Financial Stocks Index for the period commencing March 31, 1996 and ending March 31, 2001. The chart sets the value of an investment in Western Water Company Common Stock and the value of each index at 100 on March 31, 1996 and assumes that dividends, if any, were reinvested.

      The stockholder return shown on the following graph is not necessarily indicative of future performance.

Company Stock Performance

	3/31/96	3/31/97	3/31/98	3/31/99	3/31/00	3/31/01

Company’s Common Stock	100.00	75.000	55.263	26.316	6.497	1.152
Nasdaq Composite Index	100.00	110.294	166.668	223.479	415.183	167.084
Nasdaq Other Financials Index	100.00	147.162	136.540	118.474	74.603	57.895

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than ten percent of the Company’s Common Stock, to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Directors, executive officers and greater-than-ten-percent stockholders are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of copies of reports filed with the Commission and submitted to the Company since April 1, 2001 and on representations by certain directors and executive officers of the Company, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis during the past fiscal year.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed the firm of KPMG LLP as the Company’s independent auditors for the year ending March 31, 2002, subject to ratification by the stockholders. A representative of KPMG LLP is expected to attend the Company’s Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of KPMG LLP as the Company’s independent public accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF STOCKHOLDERS

      Stockholders of the Company who intend to submit proposals to the Company’s stockholders at the next annual meeting of stockholders must submit such proposals to the Company no later than April 3, 2002 in order for such proposals to be included in the proxy materials. Stockholder proposals should be submitted to James E. Sherman, Secretary, Western Water Company, 102 Washington Avenue, Point Richmond, California 94801.

OTHER MATTERS

      If any matters not referred to in this Proxy Statement should properly come before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment. Management is not aware of any such matters that may be presented for action at the meeting. Matters incident to the conduct of the meeting may be voted upon pursuant to the proxies.

By Order of the Board of Directors

James E. Sherman
Secretary

August 3, 2001

APPENDIX A

WESTERN WATER COMPANY

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose And Policy

      The Audit Committee shall provide assistance and guidance to the Board of Directors of Western Water Company, a Delaware Corporation (the “Company”), in fulfilling its oversight responsibilities to the Company’s stockholders with respect to the Company’s corporate accounting and reporting practices as well as the quality and integrity of the Company’s financial statements and reports. The policy of the Audit Committee, in discharging these obligations, shall be to maintain open communications between the Audit Committee, the independent auditors and the Company’s senior management.

Composition And Organization

      The Audit Committee shall consist of at least two members of the Board of Directors, one of whom shall be designated as the Chairman. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq National Market. The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

Duties and Responsibilities

      In fulfilling its responsibilities, the Audit Committee shall have such duties and responsibilities as the Board may, from time to time, delegate. In general, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions. To implement the policy of the Audit Committee, the Committee shall be charged with the following functions:

1. To recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year.

2. To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate.

3. To evaluate, together with the Board, the performance of the independent auditors and, if so determined by the Audit Committee, to recommend that the Board replace the independent auditors.

4. To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors’ objectivity and independence, and otherwise to take, or to recommend that the Board take, appropriate action to oversee the independence of the auditors.

5. To discuss with the independent auditors the results of the annual audit, including the auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted accounting standards.

6. To review, upon completion of the audit, the financial statements to be included in the Company’s Annual Report on Form 10-K.

A-1

7. To evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information.

8. To confer with the independent auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

9. To discuss with the independent auditors and senior management (in separate executive sessions) any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.

10. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

11. To investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.

12. To report to the Board of Directors from time to time or whenever it shall be called upon to do so.

13. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

A-2

PROXY

WESTERN WATER COMPANY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Michael Patrick George and James E. Sherman, and either of them, as proxy holders with power to appoint his/her substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Common Stock of Western Water Company held of record by the undersigned on July 31, 2001 at the annual meeting of shareholders to be held at 9:00 a.m. on September 5, 2001 or any adjournment thereof.

IMPORTANT – TO BE SIGNED AND DATED ON REVERSE SIDE

- FOLD AND DETACH HERE -

Please mark your votes as indicated in this example.

		FOR		WITHHOLD AUTHORITY

(1)	Election of directors: Robert A. Baker

		FOR	AGAINST	ABSTAIN

(2)	Proposal to ratify the appointment of KPMG LLP as the independent accountants of the Company for the fiscal year ended March 31, 2002.

(3)	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” proposals 1 and 2.

PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Signature(s)	Dated:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized partner.

- FOLD AND DETACH HERE -